CONSENT OF W.D. VON GONTEN & CO.

Exhibit 23.4

July 14, 2015

We hereby consent to the references to our firm in this Amendment No. 1 to the Registration Statement on Form S-1 for Royal Resources Partners LP, and to the use of information from, and the inclusion of, our report, dated October 31, 2014, with respect to the estimates of reserves and future net revenues of DGK ORRI Company, L.P. as of January 1, 2014 in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement and related prospectus.

CONFIRMED AND AGREED

as of the date first above written:

W.D. VON GONTEN & CO.

By:

Name: William D. Von Gonten

Title: President